EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter Fiscal 2010 Sales

DALLAS, April 12, 2010 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported net sales for the third quarter ended March 31, 2010 were $172.0 million compared to $167.0 million for the quarter ended March 31, 2009, an increase of 3.0%. Comparable store sales for the quarter ended March 31, 2010 increased by 1.6% comprised of a 2.9% increase in traffic and a 1.3% decrease in ticket. For the nine-month period ended March 31, 2010, net sales were $627.5 million compared to $613.1 million for the same time last year. Comparable store sales for the nine-month period ended March 31, 2010 increased 1.0%.

Based upon the results of the quarter, the Company currently expects diluted loss per share for the third quarter to be in the range of $0.09 to $0.11. Diluted loss per share was $0.16 for the quarter ended March 31, 2009.

We are revising our guidance for the full fiscal year ending June 30, 2010. Net sales are expected to be in the range of $819 million to $824 million. Comparable store sales are expected to be positive in the low single digits and diluted earnings per share are expected to be in the range of $0.18 to $0.20 compared to $0.00 in the prior fiscal year ended June 30, 2009. Capital expenditures are expected to be $21 million, and we expect to end this fiscal year with seven fewer stores than we had in the previous year.

Kathleen Mason, President and Chief Executive Officer stated, "We were pleased with the increase in comparable store sales and traffic for the second consecutive quarter in spite of severe weather that affected many of our stores during and around key marketing events early in the quarter.  We have continued to improve our strong balance sheet, increase earnings, and eliminate debt."

Tuesday Morning Corporation's management will hold a conference call to review third quarter financial results on April 26, 2010 at 5:00 p.m. Eastern Time.  The Company will release third quarter results prior to the call. A real-time webcast of the call will be available in the Investor Relations section of Tuesday Morning Corporation's web site at http://www.tuesdaymorning.com. A replay of the webcast will also be accessible through the Company's web site until May 10, 2010.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 847 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2009 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of the current economic recovery; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

CONTACT:  Tuesday Morning Corporation
          Stephanie Bowman, Chief Financial Officer
          972-934-7251

          Laurey Peat + Associates
          Laurey Peat
          214-871-8787